Fellow Shareholders:

In fiscal 2006 we continued to advance practical spintronics. Some of NVE’s highlights in fiscal 2006 included:

   • Product sales increased more than 50%;

   • Pretax income increased more than 75% on increased product sales and higher margins;

   • Cash and investments increased more than $3 million to nearly $10.9 million; and

   • We strengthened our intellectual property portfolio with R&D contracts and patents.

Products in Demand

The importance of our technology is validated every day in the most demanding industrial and medical applications. Our products are enabling amazing precision in industrial controls, and thousands of people’s lives are better because NVE parts are in their pacemaker, defibrillator, or hearing aid. In the past year we signed a supplier partnership agreement with St. Jude Medical. Our components allow smaller, more reliable medical devices. Improved reliability means less chance of recall, failure, or need for surgical replacement. In hearing aids, our products enable less obtrusive devices and more natural interaction with cellphones and other electronics.

Focused Research and Development

With our product sales growth we are able to fund more R&D internally. Nevertheless, contract R&D remains an important means to advance our technology. Government contracts in the past year included MRAM development, spin-dependent tunneling, and biosensors for laboratory-on-a-chip systems. We were also awarded several security and anti-tamper contracts, a promising new field for our technology.

Despite our successes, we believe we are just scratching the surface of spintronics’ potential. We have increased company-funded R&D, and we are proud to have some of the world’s brightest minds in this field. Our goals are nothing short of developing revolutionary new products.

Strengthening Intellectual Property

Two U.S. patents issued in fiscal 2006 plus three thus far in fiscal 2007 bring our total issued U.S. patents to 38. Most of our patents relate to MRAM, which could be the long-sought universal memory combining the speed of SRAM, the density of DRAM, and the nonvolatility of flash memory.

Transitions

Richard George retired as NVE’s chief financial officer in January 2006. We made tremendous progress during his tenure as CFO, and we appreciate his many contributions to the company over the past 15 years. Curt Reynders was promoted to CFO and will play a key role for NVE moving forward.

NVE founder Dr. Jim Daughton will retire from our board of directors effective with the August 2006 Annual Meeting of Shareholders. Jim will always be the soul of NVE and he will remain an employee so his considerable talents will still be available to us. Jim Hartman, chairman of the board of Enpath Medical, has been nominated to join our board. He has a broad range of management experience, particularly in the medical device industry.

The Spintronics Revolution

I am proud of NVE’s accomplishments in the past year, and we look forward to a very bright future. We entered fiscal 2007 with a strong balance sheet, products that are in demand, and an excellent intellectual property portfolio. In fiscal 2007 our goals are to continue to grow product sales, to license our inventions for the MRAM of the present, and to continue developing the MRAM of the future.

Sincerely,

/s/ DANIEL A. BAKER
Daniel A. Baker, Ph.D.
President and Chief Executive Officer